Promissory Note

EFFECTIVE DATE AND PARTIES.  This Promissory Note (“Note”) is made effective as of December 22, 2011.  The parties and their addresses are:

LENDER (“you” and “your”):

Alisa R. Piazza
4201 Sunset Drive
#116
Spring Park, MN 55384

BORROWER (“we,” “us,” and “our”):

ProUroCare Medical Inc.
a Nevada Corporation
6440 Flying Cloud Dr., STE 101
Eden Prairie, MN  55344

PROMISE TO PAY.  For value received, we promise to pay you or your order, at your address, or at such other location as you may designate, the total principal balance of Forty Thousand Dollars ($40,000.00) (“Principal”), plus interest from the date of disbursement on the unpaid outstanding Principal balance.

INTEREST.  Interest will accrue on the unpaid Principal balance of this Note at the rate of 10.000 percent per annum.

PAYMENT.  We agree to pay the entire unpaid Principal and any accrued but unpaid interest of this Note on March 22, 2012 (“Maturity Date”).

Each payment we make on this Note will be applied first to interest that is due then to principal that is due, and finally to any charges that we owe other than principal and interest.

PREPAYMENT.  We may prepay this Loan in full or in part at any time.  Any partial prepayment will not excuse any later scheduled payments until we pay in full.

WARRANT COVERAGE.  As an inducement to you to make this loan, we will issue to you a five-year warrant to acquire up to 17,500 shares of ProUroCare Medical Inc. common stock at $1.30 per share. In the event that we fail to repay the Principal amount on the Maturity Date, upon repayment of the Principal balance we will issue to you an additional warrant to acquire up to 10,000 warrants per month or portion thereof that the Principal balance was outstanding after the Maturity Date.

Exhibit 99.2 Promissory Note Alisa Piazza.	Page 1

COLLECTION EXPENSES AND ATTORNEYS’ FEES.  To the extent permitted by law, we agree to pay all expenses of collection, enforcement or protection of your rights and remedies under this Note or any other Loan Document.  Expenses include, but are not limited to, attorneys’ fees, court costs and other legal expenses.

APPLICABLE LAW.  This Note is governed by the laws of Minnesota, the United States of America, and to the extent required, by the laws of the jurisdiction where the Property is located, except to the extent such state laws are preempted by federal law.  In the event of a dispute, the exclusive forum, venue and place of jurisdiction will be in Minnesota, unless otherwise required by law.

SUCCESSORS.  This Note shall inure to the benefit of and be enforceable by you and your successors and assigns and shall be binding upon and enforceable against us and our successors and assigns.

AMENDMENT, INTEGRATION AND SEVERABILITY.  This Note may not be amended or modified by oral agreement.  No amendment or modification of this Note is effective unless made in writing and executed by you and us.  This Note is the complete and final expression of the agreement.  If any provision of this Note is unenforceable, then the unenforceable provision will be severed and the remaining provisions will still be enforceable.

ProUroCare Medical Inc.

/s/Richard Thon
Richard Thon Chief Financial Officer

Exhibit 99.2 Promissory Note Alisa Piazza.	Page 2